EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  FARR COMPANY

                     Pursuant to Title 8, Section 242 of the
                        Delaware General Corporation Law


         Stephen E. Pegg hereby certifies as follows:

              FIRST: He is the Senior Vice President, Secretary and Chief Financial Officer of Farr Company, a Delaware corporation (the "Corporation").

              SECOND: Article IV of the Restated Certificate of Incorporation of Farr Company is amended and restated to read in its entirety as follows:

              "The total number of shares of stock which the Corporation shall have authority to issue is 20,000,000 shares of common stock, par value $.10 per share (the "Common Stock")."

              THIRD: The foregoing amendment of the Restated Certificate of Incorporation of Farr Company has been duly adopted in accordance with the provisions of Title 8, Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 9th day of August, 1999.

                                   /s/ Stephen E. Pegg

                                   Stephen E. Pegg
                                   Senior Vice President, Secretary and
                                   Chief Financial Officer